EXHIBIT 6.1


                                    SUBLEASE

Sublandlord:       Banta Information Services Group, a division of Banta
                   Corporation

Subtenant:         Cyberstar Computer Corporation

Subject Property:  6815 - 6835 Shady Oak Rd, Eden Prairie, MN 55344

Date:              October 23, 1998

Lease: Lease Agreement between The Prudential Company of America and Banta Information Services Group dated September 30, 1998


1.    PARTIES:

This Sublease is made and entered into as of October 23, 1998, by and between Sublandlord and Subtenant, under the Lease dated September 30, 1998 (the "Master Lease"), between The Prudential Company of America, as landlord (the "Master Landlord") and Sublandlord under this Sublease, as tenant. A copy of the Master Lease is attached hereto as Attachment I and incorporated herein by this reference.

2.    SUBLEASED PREMISES AND RENT:

      2.1   Subleased Premises:

      Sublandlord leases to Subtenant and Subtenant leases from Sublandlord the premises outlined on Attachment II attached hereto and incorporated herein by this reference (the "Subleased Premises") upon all of the terms, covenants and conditions contained in this Sublease. The Subleased Premises consist of approximately 14,265 square feet, which is a portion of the building located at the Subject Property identified above, and commonly referred to as "6825 Shady Oak."

      2.2   Rent:

            (a) Subtenant shall pay to Sublandlord as rent ("Rent") for the Subleased Premises according to the following schedule:

                $9.00 per rentable square foot throughout the initial term of this Sublease.

            (b) The parties hereto agree that the above-referenced Rent paid by Subtenant includes Subtenant's share of all operating expenses, including but not limited to the following: real property taxes and assessments, building insurance, trash removal, all interior and exterior repair and maintenance costs (including janitorial), all


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      utility costs, and any other reasonable costs necessary for the operation and/or maintenance of the Subleased Premises and the common areas of the building.

            (c) Rent shall be payable by Subtenant to Sublandlord in consecutive monthly installments on or before the first day of each calendar month during the Sublease Term (as hereinafter defined) at the address provided below for Sublandlord. If the Sublease commencement date or the termination date of the Sublease occurs on a date other than the first day or the last day, respectively, of a calendar month, then the Rent for such partial month shall be prorated and the prorated Rent shall be payable on the Sublease commencement date or on the first day of the calendar month in which the Sublease termination date occurs, respectively.

      2.3   Security Deposit:

      In addition to the Rent specified above. Subtenant shall pay to Sublandlord the amount of $10,700, as a non-interest bearing Security Deposit. In the event Subtenant has performed all of the terms and conditions of this Sublease during the term hereof, Sublandlord shall return to Subtenant, within ten days after Subtenant has vacated the Subleased Premises, the Security Deposit, less any sums due and owing to Sublandlord.

3.    SUBLEASE TERM:

The Sublease Term shall be for the period commencing on November 1, 1998, and continuing through April 30, 2000. In no event shall the Sublease Term extend beyond the term of the Master Lease.

4.    USE:

Subtenant shall use the Subleased Premises only for those purposes permitted in the Master Lease, unless Sublandlord and Master Landlord consent in writing to other uses prior to the commencement thereof.

5.    PROVISIONS CONSTITUTING SUBLEASE:

In addition to all of the terms stated herein, this Sublease is subject to all of the terms and conditions of the Master Lease. Subtenant hereby assumes and agrees to perform all of the obligations of "Tenant" under the Master Lease to the extent such obligations apply to the Subleased Premises and Subtenant's use of the common areas, except as specifically set forth herein. Sublandlord hereby agrees to use its reasonable best efforts to cause Master Landlord under the Master Lease to perform all of the obligations of Master Landlord thereunder to the extent said obligations apply to the Subleased Premises and Subtenant's use of the common areas. Subtenant shall not commit or permit to be committed on the Subleased Premises, the common areas, or on any other portion of the property any act or omission which violates any term or condition of the Master Lease. Except to the extent waived or consented to in writing


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by the other party who is affected thereby, neither of the parties hereto will, by renegotiation of the Master Lease, assignment, subletting, default or any other voluntary action, avoid or seek to avoid the observance or performance of the terms to be observed or performed hereunder by such party, but will at all times in good faith assist in carrying out all the terms of this Sublease and in taking all such action as may be necessary or appropriate to protect the rights of the other party or parties hereto who are affected thereby against impairment. Subject to the foregoing and except as otherwise provided herein, nothing in this Sublease shall prevent or prohibit Sublandlord (a) from exercising its right to terminate the Master Lease pursuant to the terms thereof or (b) from assigning its interests in this Sublease to any affiliate of Sublandlord, or from subletting any other portion of the Premises to any other third party.

6.    NOTICES:

All notices, demands, consents and approval which may or are required to be given by either party to the other hereunder shall be given in the manner provided herein, at the addresses shown on the signature page hereof. Sublandlord shall notify Subtenant of any event of default under the Master Lease, or of any other event of which Sublandlord has actual knowledge which will impair Subtenant's ability to conduct its normal business at the Subleased Premises promptly following Sublandlord's receipt of notice from the Master Landlord of an event of default or actual knowledge of such impairment.

7.    INCORPORATION OF MASTER LEASE:

      7.1   Assumption of Obligations by Subtenant:

      Except as otherwise provided in this Sublease, all of the terms and provisions of the Master Lease are incorporated into and made a part of this Sublease, and the rights and obligations of the parties under the Master Lease are hereby imposed upon the parties hereto with respect to the Subleased Premises. For purposes of this Sublease, with respect to those paragraphs incorporated from the Master Lease, all references to "Landlord" or "Tenant" shall be deemed to be references to "Sublandlord" and "Subtenant", respectively, and all references to the "Lease" shall be deemed to be references to this "Sublease". Subtenant hereby assumes and agrees to perform for Sublandlord's benefit, during the term of this Sublease, all of Sublandlord's obligations under the Master Lease insofar as they relate to the Subleased, which accrue during the Sublease Term.

      7.2   Indemnification by Subtenant:

      Subtenant shall indemnify, defend, protect, and hold Sublandlord harmless from and against all actions, claims, demands, costs, liabilities, losses, reasonable attorneys' fees, damages, penalties, and expenses (collectively "Claims") which may be brought or made against Sublandlord or which Sublandlord may pay or incur to the extent caused by a breach of this Sublease or the Master Lease by Subtenant.


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      7.3   Indemnification by Sublandlord:

      Sublandlord shall indemnify, defend, protect, and hold Subtenant harmless from and against all actions, claims which may be brought or made against Subtenant or which Subtenant may pay or incur to the extent caused by (i) a breach of this Sublease or the Master Lease by Sublandlord, (ii) the negligence or willful misconduct of Sublandlord or its agents, officers, directors, invitees or guests or (iii) obligations of Sublandlord which arise prior to the commencement date of this Sublease.

8.    EARLY TERMINATION OF MASTER LEASE:

If, without the fault of Sublandlord hereunder the Master Lease should terminate prior to the expiration of this Sublease, Sublandlord shall have no liability to Subtenant. To the extent that the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease, whether due to casualty, condemnation, or otherwise, Sublandlord may exercise such right without Subtenant's prior written consent; PROVIDED, HOWEVER, that Sublandlord shall first offer to assign the Master Lease (and all of Sublandlord's rights, obligations and interests therein) to Subtenant, together with Sublandlord's pledge to use all commercially reasonable efforts to obtain the consent of Master Landlord to such assignment. Subtenant shall have ten (10) days after said offer to agree to accept assignment of the Master Lease (which, upon the consent of Master Landlord, shall terminate this Sublease). Furthermore, Sublessor shall not enter into any amendment or modification of the Master Lease which (a) affects the Subleased Premises or (b) adversely impacts Subtenant's rights under the Sublease, without the prior written consent of Subtenant.

9.    SUBTENANT'S RIGHT TO CURE:

In the event that Sublandlord is in default of the Master Lease, Sublessee shall have the right, but not the obligation, to cure the default so long as Master Landlord agrees to accept such performance. Sublandlord agrees to reimburse Subtenant for all costs and expenses reasonably incurred therefore within ten
(10) days following Subtenant's request for reimbursement.

10.   MASTER LANDLORD CONSENT:

This Sublease is subject to the consent of the Master Landlord. Sublandlord agrees to use commercially reasonable efforts to obtain the consent of Master Landlord to this Sublease as soon as reasonably possible following execution of this Sublease by Subtenant and Sublandlord, and shall provide Subtenant with notice of Sublandlord's submittal of this Sublease to Master Landlord for approval. In the event that Master Landlord's consent is not obtained within ten
(10) days following the submittal of this Sublease by Sublandlord to Master Landlord for consent, either party shall have the right to terminate this Sublease by providing written notice thereof to the other within three (3) days after the expiration of such ten (10) day period. For purposes of this paragraph. Master Landlord's consent shall be deemed to have


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been given as of the date when Master Landlord's unconditional consent to this
Sublease has been obtained, or, in the event such consent is conditional, the date upon which such conditions have been fully satisfied or waived by Master Landlord.

11.   STATUS OF LEASE:

Sublandlord hereby represents and warrants to Subtenant that (i) the Master Lease attached hereto as Attachment I has been executed and delivered by Master Landlord and Sublandlord and constitutes the entire agreement of the parties thereto relating to the lease of the Subleased Premises, (ii) no default or breach by Sublandlord or, to the best of Sublandlord's knowledge, by Master Landlord, exists under the Master Lease, (iii) no event has occurred that, with the passage of time, the giving of notice, or both, would constitute a default or breach by Sublandlord or, to the best of Sublandlord's knowledge, by Master Landlord under the Master Lease, and (iv) subject to receipt of Master Landlord's written consent hereto. Sublandlord has the right and power to execute and deliver this Sublease and to perform its obligations hereunder. Sublandlord shall not modify the Master Lease in such a manner as to materially increase the obligations of Subtenant hereunder or under the Master Lease, without the prior written consent of Subtenant.

12.   BROKER FEE:

Each party warrants and represents to the other that such party has not retained the services of any real estate broker, finder or any other person whose services would form the basis for any claim for any commission or fee in connection with this Sublease or the transactions contemplated hereby. Each party agrees to save, defend, indemnify and hold the other party free and harmless from any breach of its warranty and representation as set forth in the preceding sentence, including the other party's attorneys' fees.

13.   TENANT IMPROVEMENTS:

Subtenant shall be responsible for all costs associated with Subtenant improvements to the Subleased Premises, if any. If any of said improvements made by or on behalf of Subtenant require additional construction (i) necessary for compliance with the Americans with Disabilities Act of 1990, or (ii) compliance with any other federal, state or local law or ordinance. Subtenant shall be responsible for and shall perform such construction. If required by Master Landlord or Sublandlord, Subtenant shall return the Subleassed Premises to the original configuration at the expiration of the Sublease term; provided however, nothing herein shall be deemed to impose liabilities on Subtenant for any alterations or improvements not associated with this Sublease.

14.   REASONABLE CONSENT OR APPROVAL:


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When any provision of this Sublease, the Master Lease or the accompanying Rules and Regulations, calls for a party's consent or approval. Sublandlord and Subtenant each agree that such consent or approval shall not be unreasonably withheld or delayed.

15.   COUNTERPARTS:

This Sublease may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which together shall constitute one and the same instrument.


Sublandlord:                              Address:



BY: /s/ James R. Graif                    DATE: 10/23/98
   ------------------------------------        ---------------------------------
   James R. Graif
   V.P. of Operations ISB/GT



Subtenant:                                    Address:



BY: /s/ [illegible]                       DATE: 10/23/98
   ------------------------------------        ---------------------------------
   [illegible]
   V.P. Operations


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